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                                  EXHIBIT 23.2

                Consent of Williamson Petroleum Consultants, Inc.

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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT ENGINEERS

       As independent engineering consultants, Williamson Petroleum Consultants, Inc. hereby consents to the use of our report entitled "Evaluation of Oil and Gas Reserves to the Interests of Clayton Williams Energy, Inc. in Domestic Oil and Gas Properties and to the Interests of Warrior Gas Company in the Gataga Gas Unit No. 5A, Vermejo (Ellenburger) Field, Loving County, Texas Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Utilizing Aries Software Williamson Project 0.8840" dated March 7, 2001 and data extracted therefrom (and all references to our Firm) included in or made a part of this Form 10-K Annual Report to be filed on or about March 23, 2001 and to the incorporation by reference of this Form 10-K Annual Report (including the use of our report and references to our Firm herein) into those certain Registration Statements on Form S-8 filed by Clayton Williams Energy, Inc. with the Securities and Exchange Commission, file numbers 33-68320, 33-68318, 33-68316, 33-69688, and 33-92834 covering the Bonus Incentive Plan of Clayton Williams Energy, Inc., 1993 Stock Compensation Plan of Clayton Williams Energy, Inc., Outside Directors Stock Option Plan of Clayton Williams Energy, Inc., Clayton Williams Energy, Inc. 401(k) Plan & Trust, and the Executive Incentive Stock Compensation Plan of Clayton Williams Energy, Inc., respectively.





                                          WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas
March 21, 2001